Exhibit 99.1

Primus Names Christie A. Hill General Counsel and Secretary

MCLEAN, VA – March 29, 2011 – Primus Telecommunications Group, Incorporated (OTCBB: PMUG) (PTGi), a global facilities-based integrated provider of advanced telecommunications products and services, has named Christie A. Hill General Counsel and Secretary.  Ms. Hill joins PTGi from Arbinet Corporation, which PTGi acquired on February 28, 2011, and brings nearly 25 years of legal and corporate experience to Primus.

Peter D. Aquino, Chairman, President and Chief Executive Officer, stated, “Chris Hill is an accomplished and capable legal executive with a strong regulatory, telecom, and transactional background.  We welcome her to PTGi’s management team.”

Prior to the merger with Arbinet, Ms. Hill served as the General Counsel and Secretary of Arbinet since February 1, 2010, following her role as the Oversight Liaison and Reporting Executive for the Troubled Asset Relief Program at the U.S. Department of Treasury. From 1998 until 2008, Ms. Hill worked at Nextel Communications and then at Sprint Nextel Corporation, where she held various leadership positions in the company’s legal and governance organizations, including her most recent position as Vice President, Corporate Secretary and Chief Ethics Officer. Prior to Nextel, she served as counsel at Honda of America Mfg. where her responsibilities included a variety of corporate and transactional matters. Ms. Hill began her career at Jones Day in the firm’s mergers and acquisitions group. She received her Juris Doctor (with Honors) from the Ohio State University College of Law and her Bachelor of Arts (Summa Cum Laude) from the Ohio State University.

About Primus

PTGi is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, and Brazil. Founded in 1994, PTGi is headquartered in McLean, Virginia. For more information, visit http://www.ptgi.com.

Primus Investor Relations Contacts:
Primus Richard Ramlall, SVP Corporate Development and Chief Communications Officer 703-748-8050 ir@primustel.com	Lippert/Heilshorn & Assoc., Inc. Carolyn Capaccio 212-838-3777 ccapaccio@lhai.com